Exhibit 99.1

APRICUS BIOSCIENCES PROVIDES CORPORATE UPDATE AND SECOND QUARTER 2015 FINANCIAL RESULTS

RayVa™ Phase 2a Trial Top-Line Data Expected in Third Quarter

Fispemifene Phase 2b Trial in Symptomatic Secondary Hypogonadism Enrolling on Schedule

Recent Launches in Europe More than Double Vitaros® Quarterly Unit Sales

Conference Call / Webcast Today, Wednesday, August 5, 2015 at 5:00 p.m. ET

SAN DIEGO, CA, August 5, 2015 - Apricus Biosciences, Inc. (Nasdaq:APRI), a biopharmaceutical company advancing innovative medicines in urology and rheumatology, today reported financial results for the second quarter and year to date ended June 30, 2015 and provided a corporate update on its clinical development plans for the remainder of 2015.

“Since the beginning of the second quarter, we have made significant progress towards our key corporate objectives, most importantly on the advancement of our clinical pipeline,” stated Richard Pascoe, Chief Executive Officer. “In June, we announced the commencement of enrollment in our Phase 2b trial for fispemifene in men with symptomatic secondary hypogonadism and the completion of enrollment in our RayVa™ Phase 2a clinical trial in patients with Raynaud’s phenomenon. To date, we have enrolled half of the planned 160 men in the fispemifene Phase 2b study and remain on track to have top-line results in the first quarter of 2016. Additionally, we continue to be pleased with our commercial partners’ efforts to market Vitaros® in Europe, including successful launches in Spain and France occurring during the quarter. According to interim data obtained from IMS Midas, retail unit sales in Europe more than doubled from the first quarter of 2015 to the second quarter of 2015. Looking forward, we are well positioned to execute on our development plan for fispemifene and RayVa, as well as expand our commercial efforts on Vitaros in Europe.”

Second Quarter Highlights and Recent Developments

Apricus continues to make steady progress towards achieving its corporate goals: advancing its development pipeline with fispemifene and RayVa, increasing Vitaros’ commercial value, and strengthening the Company’s financial position. Second quarter and recent highlights include:

•	Announced the enrollment of the last patient in its RayVa Phase 2a proof-of-concept study in patients with scleroderma who also suffer from Raynaud’s phenomenon;

•	Made the preliminary decision to move RayVa into later phase clinical development pending final results from the trial and our conversation with the FDA;

•	Announced the enrollment of the first patient in its fispemifene Phase 2b proof-of-concept trial in men with symptomatic secondary hypogonadism;

•	Announced launches of Vitaros in France by Laboratoires Majorelle (“Majorelle”) and Virirec™ in Spain by Recordati S.p.A. (“Recordati”); and

•	Accessed the second $5 million tranche of the Company’s existing debt facility with Oxford Finance LLC and Silicon Valley Bank.

2015 Priorities

Apricus expects to continue to build shareholder value by achieving key strategic objectives including:

Fispemifene

•	Complete enrollment in its fispemifene Phase 2b clinical trial in patients with symptomatic secondary hypogonadism, with top-line data expected in the first quarter of 2016; and

•	Initiate an exploratory study in one additional male urological condition, such as lower urinary tract symptoms or chronic prostatitis, by year-end.

RayVa™

•	Report safety and proof-of-concept data from its RayVa Phase 2a clinical trial in patients with Raynaud's phenomenon secondary to scleroderma in the third quarter of 2015; and

•	Seek guidance from the FDA to confirm the regulatory path for subsequent pivotal trials of RayVa by year-end.

Vitaros®

•	Continue to increase revenue in countries where partners have launched Vitaros and in additional European countries, such as Italy in the last half of 2015;

•	Continue to pursue out-licensing opportunities for Vitaros in Asia-Pacific and Latin America;

•	Continue to generate the required data for the Vitaros room temperature device to support a submission for regulatory approval in Europe in 2016.

Second Quarter Financial Results

Revenues for the quarter ended June 30, 2015 were $0.5 million, compared to revenue of $5.5 million in the second quarter of 2014. Revenues in the second quarter of 2014 were primarily related to the recognition of revenues associated with the out-licensing of Vitaros in certain European territories, including France and Spain, with Majorelle and Recordati, respectively. Net loss increased to $5.2 million, or $0.10 per share, for the quarter ended June 30, 2015, compared to net income of $1.9 million, or $0.05 per share for the quarter ended June 30, 2014. The change was primarily due to the recognition of license fee revenue discussed above, as well as to increased expenses in the second quarter of 2015 related to the Company’s development programs, largely for the fispemifene and RayVa clinical trials.

As of June 30, 2015, cash and cash equivalents totaled $7.4 million, compared to $11.4 million as of December 31, 2014. In July 2015, the Company drew down the second $5.0 million tranche of the Company’s existing debt facility with Oxford Finance LLC and Silicon Valley Bank.

2015 Financial Outlook

In 2015, Apricus expects to continue to generate cash from milestone payments and royalty revenues from its partners’ sales of Vitaros. Apricus will also continue to pursue out-license opportunities for Vitaros in Asia-Pacific and Latin America. Apricus' expenditures will include costs for clinical development of fispemifene, RayVa and the generation of stability data for the Vitaros room temperature device, as well as for activities associated with supporting the commercialization of Vitaros in Europe. Apricus believes that with the cash on-hand, access to additional capital under the existing committed equity facility with Aspire

Capital Fund, LLC and ongoing cash flows from Vitaros, the Company can support its current operating plan into 2016.

Conference Call Details

Apricus will host a live conference call and webcast today at 5:00 p.m. Eastern Time to discuss the Company's financial results and provide a corporate update. To participate by telephone, please dial (855) 780-7196 (Domestic) or (631) 485-4867 (International). The conference ID number is 99782011. The live and archived audio webcast can be accessed through the Investors Relations’ section of the Company's website at www.apricusbio.com. Please log in approximately five to ten minutes before the event to ensure a timely connection. The archived webcast will be available for 90 days following the live call.

About Apricus Biosciences, Inc.
Apricus Biosciences, Inc. (APRI) is a biopharmaceutical company advancing innovative medicines in urology and rheumatology. Apricus has initiated a Phase 2b trial for fispemifene, a selective estrogen receptor modulator for the treatment of symptomatic male secondary hypogonadism, and plans to conduct additional studies in other urological conditions. Apricus recently completed enrollment in a Phase 2a trial for RayVa™, its product candidate for the treatment of the circulatory disorder Raynaud's phenomenon. Apricus' lead commercial product, Vitaros®, for the treatment of erectile dysfunction, is approved in Europe and Canada and is being commercialized in several countries in Europe. Apricus' marketing partners for Vitaros include Mylan NV, Takeda Pharmaceuticals International GmbH, Hexal AG (Sandoz), Recordati Ireland Ltd. (Recordati S.p.A.), Bracco S.p.A. and Laboratoires Majorelle. Apricus' second-generation room temperature Vitaros is under development.
For further information on Apricus, visit http://www.apricusbio.com.
Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act, as amended. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things: references to the expected royalty revenues from the sale of Vitaros® in various countries by Apricus’ commercial partners; the planned launch of Vitaros in Italy and other countries; the planned production of the required 12-month stability data and the expected timing of approval in Europe for the Vitaros room temperature device; the timing and confirmation of a regulatory pathway for RayVa™, including the timing of the meeting with the FDA; the planned generation of proof-of-concept data for our product candidates; the timing and success of current and planned clinical trials, including data read-outs; the size of the commercial opportunity for Vitaros, RayVa and fispemifene and the potential for such products to achieve commercial success; the opportunity of potential indications for fispemifene; the planned out-license of Vitaros; and Apricus’ 2015 financial outlook, including cash projections. Actual results could differ from those projected in any forward-looking statements due to a variety of reasons that are outside the control of Apricus, including, but not limited to: its ability to further develop its product and product candidates RayVa and fispemifene, as well as the timing of such events; Apricus’ ability to carry out clinical studies for its product candidates, as well as the timing and success of the results of such studies; Apricus’ ability to obtain the requisite governmental approval for its product candidates; Apricus’ dependence on its commercial partners to carry out commercial launches or grow sales of Vitaros in various territories, such as Takeda in the United Kingdom, Sandoz in Sweden, Germany and Belgium, Recordati in Spain; and Majorelle in France, and the potential for delays in the timing of additional commercial launches; competition in the erectile dysfunction market and other markets in which Apricus and its partners operate; Apricus’ ability to obtain and maintain intellectual property protection for

Vitaros, RayVa, fispemifene or any other product candidates; Apricus’ ability to raise additional funding that it may need to continue to pursue its commercial and business development plans; Apricus’ ability to remain in compliance with the terms and restrictions under its debt facility; Apricus’ ability to access additional capital under the equity facility with Aspire Capital; Apricus’ ability to obtain the requisite governmental approval for RayVa, fispemifene and the room temperature version of Vitaros; the potential for adverse reactions to our product; the potential for adverse side effects or other safety risks associated with our product candidates that could delay or preclude approval; and market conditions. These forward-looking statements are made as of the date of this press release, and Apricus assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Readers are urged to read the risk factors set forth in Apricus’ most recent annual report on Form 10-K, subsequent quarterly reports filed on Form 10-Q, and other filings made with the SEC. Copies of these reports are available from the SEC’s website at www.sec.gov or without charge from Apricus.

(Financial Information to Follow)

CONTACT: Matthew Beck
mbeck@troutgroup.com
The Trout Group
(646)378-2933

Selected Financial Information
Condensed Statements of Operations (Unaudited)
(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Revenue
License fee revenue	$—	$5,454	$350	$5,454
Royalty revenue	75	—	163	—
Product sales	387	—	424	—
Total revenue	462	5,454	937	5,454

Cost of product sales	509	75	742	75
Gross (loss) profit	(47)	5,379	195	5,379

Research & development expense	3,107	2,103	6,375	3,547
General & administrative expense	2,669	2,877	5,765	5,936
Other operating income	—	(846)	—	(1,806)
Total operating expense	5,776	4,134	12,140	7,677

Other income	578	632	288	913
Net (loss) income	$(5,245)	$1,877	$(11,657)	$(1,385)

Basic and diluted net (loss) income per share	$(0.10)	$0.05	$(0.24)	$(0.04)

Condensed Balance Sheets
(In thousands)

	June 30, 2015	December 31, 2014
	(Unaudited)

Cash and cash equivalents	$7,433	$11,400
Other current assets	2,383	1,889
Property and equipment, net	1,425	1,358
Other long term assets	149	162
Total assets	11,390	14,809

Accounts payable, accrued expenses and other current liabilities	$3,898	$6,527
Notes payable	4,873	4,779
Warrant liability	4,466	—
Deferred revenue	1,157	1,226
Other long term liabilities	246	358
Stockholders' (deficit) equity	(3,250)	1,919
Total liabilities and stockholders' (deficit) equity	$11,390	$14,809